Advance Nanotech Secures Financing and Transitions to Operating Company
Thursday, December 27, 2007

Advance Nanotech to Increase Equity Position in Owlstone Subsidiary and Focus Principally on Chemical Detection

NEW YORK, Dec 27 /PRNewswire-FirstCall/ -- Advance Nanotech, Inc., (OTC Bulletin Board: AVNA - News), announced today that it has entered into subscription agreements with selected institutional and accredited investors totaling $6.7 million. This capital will be used to complete the transition of the Company's business from developing early-stage nanotechnologies to becoming a fully operating company principally focused on the growing chemical detection industry. In furtherance of this transition, the Company today announces its plans to acquire the minority equity interest in its Owlstone Nanotech, Inc. subsidiary from its founding shareholders and management team, and for Advance Nanotech to begin to progressively divest its non-core assets. The company forecasts it will reach profitability in the second half of 2008.

The Financing

On December 19, 2007, Advance Nanotech, Inc. (the "Company") entered into subscription agreements with selected institutional and accredited investors regarding the private placement of $6.7 million principle amount of 8% Senior Secured Convertible Notes. Axiom Capital Management acted as placement agent, and Middleberry Capital acted as financial advisor.

The Notes mature on the date that is three years from the date of issue and are convertible into shares of common stock of the company at a price of $0.25 per share. The Notes constitute senior indebtedness of the company. Each investor receives 50% warrant coverage with respect to the principle amount of Notes purchased from such investor. The warrants are exercisable into shares of common stock for a period of five years at a price of $0.30 per share.

Although the company has entered into subscription agreements for $6.7 million of Notes, the company does not currently have a sufficient number of authorized shares of common stock to allow the issuance of the Notes. As a result, the company has issued only those Notes and warrants for that portion of the total proceeds that can be supported given the current capital structure of the company. As a result, the Company issued Notes with a principal face amount of $3,953,000 and Warrants convertible into 7,906,000 shares of Common Stock. The remainder of the proceeds received during the private placement is held in escrow pending shareholder approval of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock.

The Acquisition of the Minority Interest in Owlstone Nanotech, Inc.

On December 19, 2007, the Company entered into an exchange agreement with its majority owned subsidiary Owlstone, and certain shareholders of Owlstone, to increase the Company's percentage of equity ownership of Owlstone by issuing newly issued shares of the Company's common stock to certain Owlstone shareholders in exchange for Owlstone common shares at an exchange rate of 3.33 shares of the Company's common stock for each share of Owlstone common stock. The Owlstone shareholders who are party to the exchange agreement currently own an aggregate of 4,211,303 shares of Owlstone common stock, consisting of 22.26% of the total number of shares of common stock of Owlstone outstanding.

Since the Company did not have a sufficient number of authorized and unreserved shares of common stock to support a consummation of the Exchange Agreement on the date the Exchange Agreement was executed, consummation of the transactions contemplated by the Exchange Agreement is expressly conditioned on the approval of the amendment to increase the number of the Company's authorized shares of common stock.

Company Strategy

Upon the acquisition of the balance of the minority interest in Owlstone Nanotech, the Company will have furthered the transition from its prior focus of early-stage nanotechnology development to one principally focused on the continued commercialization of the Owlstone product line for chemical detection. This will serve to increase the focus of the Company in such a way that reflects the maturity of the Owlstone product line, in comparison with other technologies in the Company's portfolio.

The chemical detection industry is a large, rapidly growing market with existing and novel applications that cut across many industrial sectors, including industrial process control, homeland security, environmental monitoring and healthcare. Owlstone Nanotech has developed chemical detection products that are based on patented and patent-pending, proprietary technology. The core Owlstone detector incorporates a silicon chip that can rapidly detect a broad range of chemicals in the ambient air. Having successfully concluded the development of its core sensor, Owlstone is now shipping products to meet real-time chemical detection needs to a growing customer base.

To reflect the Company's principal focus on detection technology, it plans to change its name, will combine management teams, and seek to remove duplicated costs.

Commenting on the future strategy, Magnus Gittins, Chairman of Advance Nanotech said, "As fervent believers, and investors, in the Owlstone technology from day one of its incorporation, we believe that the acquisition of the Owlstone minority interest will provide significant value to Shareholders in Advance Nanotech. Moreover, the company emerges from this process with an exclusive focus on a single, growing market in which it is selling products to a burgeoning customer base."

For more information, contact:

Yvonne Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@grannusfinancial.com

The information contained in this press release is qualified in its entirety by the Company's Form 8K filed today with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 as amended.

Safe Harbor statement: This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward- looking statements as a result of various factors and uncertainties, including market acceptance of our product lines, the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10KSB, recent and forthcoming Quarterly Reports on Form 10QSB, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.